UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2007

REDDY ICE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800
Dallas, Texas  75231
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 30, 2007, Reddy Ice Holdings, Inc. (the “Company”) issued a press release to announce that Jimmy C. Weaver had resigned, effective December 1, 2007, as President and Chief Executive Officer of the Company, and as a member of the Company’s board of directors (the “Board”) due to medical reasons. Mr. Weaver was not a member of any committees of the Board, and did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The press release also announced that William P. Brick, the Company’s Executive Chairman, had been appointed by the Board as Chairman, Chief Executive Officer and President, effective upon Mr. Weaver’s departure.  Mr. Brick previously served as Executive Chairman since May 17, 2007. Prior to serving as Executive Chairman, Mr. Brick was named Chief Executive Officer of the Company and a member of the Company’s Board of Directors on August 15, 2003, Chief Executive Officer of Reddy Ice in April 2001 and the Chairman of Reddy Ice’s Board of Directors in June 2001. Prior to joining Reddy Ice, Mr. Brick was employed by Suiza Foods Corporation, now known as Dean Foods Company, where he served as Executive Vice President from July 1996 until October 1996 and as Chief Operating Officer of Dairy Operations from October 1996 until January 2000. Before joining Suiza, Mr. Brick was the Vice President—Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From 1995 until January 1996, he served as Vice President—Sales and Marketing for Ultra Products.

A copy of the press release is contained in Exhibit 99.1 and is incorporated herein by reference.

On November 30, 2007, the Company and Mr. Weaver entered into a letter agreement (the “Agreement”), which sets forth the terms and provisions of termination of Mr. Weaver’s employment with the Company as well as certain severance payments by the Company to Mr. Weaver following such termination. Pursuant to the Agreement, among other terms and conditions, Mr. Weaver executed a release with respect to any claims or causes of action relating to Mr. Weaver’s employment by the Company, to the termination thereof or to the employment agreement dated as of August 14, 2003 (the “Employment Agreement”) under which Mr. Weaver was employed. Except as modified by the Agreement, the provisions of the Employment Agreement remain in force, including Mr. Weaver’s non-competition and non-solicitation agreements. In consideration for the release, and in consideration of Mr. Weaver’s prior service to the Company, the Company has agreed to pay Mr. Weaver a total sum of $343,750, less required payroll tax withholdings and authorized deductions, representing eleven months of his annual base salary, all of which will be paid prior to December 31, 2007. The Company has also agreed to use commercially reasonable efforts to continue health insurance coverage for Mr. Weaver and his eligible dependents for up to four years from the date of termination, provided that Mr. Weaver continues to pay premiums at the rate assessed to employees, and subject to termination if Mr. Weaver becomes eligible to participate in another employer’s plan.

With respect to Mr. Weaver’s 60,000 outstanding unvested Restricted Share Units (“RSUs”), the Agreement provides that (i) 30,000 of such RSUs, corresponding to the 20,000 RSUs which could have vested in August, 2007, but were deferred pursuant to a waiver agreement dated as of August 9, 2007 (as previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2007) as well as the 10,000 time-vested RSUs which could have vested in August, 2008, will vest on the expiration of the Revocation Period (as defined below) under the Agreement, (ii) 10,000 of such RSUs, corresponding to the performance-vested RSUs which could have vested in August, 2008, will vest on the earlier of (x) the consummation of the merger pursuant to the Agreement and Plan of Merger, dated as of July 2, 2007, among the Company, Frozen, LLC, Hockey Parent Inc. and Hockey MergerSub, Inc. (the “Merger Agreement”) or (y) the applicable performance vesting condition being met as of June 30, 2008 and (iii) the remaining 20,000 of such RSUs, corresponding to the time-vested and performance-vested RSUs which could have vested in August, 2009, will only vest on the consummation of the merger pursuant to the Merger Agreement. If the vesting conditions relating to any of these RSUs are not met, as a result of the termination of the Merger Agreement and, if applicable, the performance condition not being met, such RSUs will be cancelled and forfeited.

The Agreement contains other terms and provisions that are customary in agreements of similar nature.

In accordance with the Age Discrimination in Employment Act of 1967, as amended, Mr. Weaver is entitled to a full 7 days following his signing the Agreement within which to revoke the Agreement (the “Revocation Period”). Therefore, the Agreement will not become effective or enforceable by either party thereto until December 10, 2007, which is the first business day following the expiration of the Revocation Period.

A copy of the Agreement is contained in Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

99.1†         Press Release dated November 30, 2007.

99.2†         Letter Agreement dated as of November 30, 2007.

†                Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       December 5, 2007

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer

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